EXHIBIT 10.05

BATMAN HOLDINGS, INC.
2015 AMENDED AND RESTATED EQUITY INCENTIVE PLAN
1.DEFINED TERMS
Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.
2.    PURPOSE
The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.
3.    ADMINISTRATION
The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.
4.    LIMITS ON AWARDS UNDER THE PLAN
(a)    Number of Shares. Shares may be issued under the Plan pursuant to either Section 4(a)(1) or Section 4(a)(2) as follows:
(1)    General. Subject to Section 4(a)(2), a maximum of 16,817,000 shares of Stock may be delivered in satisfaction of Awards under the Plan (and all of which may be delivered upon the exercise of ISOs). The number of shares of Stock delivered in satisfaction of Awards, for purposes of the preceding sentence, will be determined net of shares of Stock withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award and, for the avoidance of doubt, without including any shares of Stock underlying Awards that are settled in cash, that otherwise expire or become unexercisable without having been exercised, or that are forfeited to or repurchased by the Company for cash. To the extent consistent with the requirements of Section 422, to the extent applicable, Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the number of shares available for Awards under the Plan.
(2)    Certain Rollover Options. Reference is made to the Awards specified on Exhibit B, which represent Stock Options granted in substitution for certain options granted under the Project Barbour Holdings Corporation 2012 Stock Option Plan (collectively, the “Rollover

Options”). Shares of Stock subject to the Rollover Options will be in addition to the shares specified in Section 4(a)(1), but if any Rollover Option expires unexercised or is satisfied in whole or in part without the issuance of shares, the shares of Stock previously subject to such Award will not be available for future grants.
(b)    Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company.
5.    ELIGIBILITY AND PARTICIPATION
The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company and its subsidiaries who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its subsidiaries. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).
6.    RULES APPLICABLE TO AWARDS
(a)    All Awards.
(1)    Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant shall be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.
(2)    Term of Plan. No Awards may be made after the day that immediately precedes the tenth anniversary of the date of the Plan’s adoption, but previously granted Awards may continue beyond that date in accordance with their terms.
(3)    Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred, sold, assigned, pledged, or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards other than ISOs to be transferred by gift, subject to the terms of the Stockholders Agreement, to the extent applicable, and such other limitations as the Administrator may impose. In no event will

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transfer to a person or entity that, directly or indirectly, provides services or financial or other support to a competitor of the Company be permitted.
(4)    Vesting, etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, including in an Award agreement, the following rules will apply if a Participant’s Employment ceases:
(A)    Immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, except to the extent otherwise provided in (B), (C), or (D) below, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.
(B)    Subject to (C), (D) and (E) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) 30 days following the date of Employment cessation and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.
(C)    All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment by reason of the Participant’s death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of the date of Employment cessation and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.
(D)    All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment by reason of termination of the Participant’s Employment by the Company other than for the Participant’s death or Disability or for Cause, to the extent then exercisable, will remain exercisable for the lesser of (i) the 90 days following the date of Employment cessation and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.
(E)    All Stock Options and SARs (whether or not vested) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator has reasonably determined in good faith that such cessation of

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Employment has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Employment could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Employment).
(5)    Competing Activity. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance in all material respects with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any restrictive covenant agreement with the Company or its Affiliates.
(6)    Taxes. The delivery, vesting and retention of Stock under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements (and such other tax obligations, if any, including any social security contributions, as the Administrator may determine) with respect to the Award. The Administrator will prescribe such rules for the payment of withholding or other taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of its requirements (but not in excess of the minimum withholding required by law or such greater amount that would not result in adverse accounting consequences to the Company). The Administrator may require the Participant to enter into any tax election it deems necessary in connection with any Award.
(7)    Dividend Equivalents, etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. In addition, any amounts payable in respect of Restricted Stock or Restricted Stock Units may be subject to such limits or restrictions as the Administrator may impose.
(8)    Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan.
(9)    Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).
(10)    Section 409A. Each Award may contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

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(11)    Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.
(12)    Fair Market Value. In determining the fair market value of any share of Stock under the Plan, the Administrator shall make the determination in good faith, consistent with the rules of Section 422 and Section 409A to the extent applicable.
(13)    Stockholders Agreement. Unless otherwise specifically provided in any agreement evidencing the grant of an Award, all Awards issued under the Plan and all Stock issued thereunder will be subject to the Stockholders Agreement to the extent applicable. Other than as specified by the Administrator, no Award will be granted to a Participant and no Stock will be delivered to a Participant, in either case, until the Participant has executed the Stockholders Agreement.
(b)    Awards Requiring Exercise.
(1)    Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.
(2)    Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise will be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.
(3)    Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be (i) by cash or check acceptable to the Administrator, or, (ii) if so permitted by the Administrator and if legally permissible, (x) by the Administrator’s holding back shares otherwise deliverable upon exercise having a fair market value equal to the aggregate exercise price for the portion of the Stock Option being exercised, (y) through the delivery of unrestricted shares of Stock that have a fair market value equal to the exercise price, subject to such minimum holding period requirements, if any, as the Administrator may prescribe or (z) at such time, if any, as the Stock is publicly traded, through a broker assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator or (iv) by any combination of the foregoing forms of payment. No Award requiring exercise or portion thereof may be exercised unless, at the time of exercise, the fair market value of the shares of Stock subject to such Award or portion thereof exceeds the exercise price for the Award or such portion. The

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delivery of shares of Stock as payment of the exercise price under clause (ii) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.
(4)    Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant (five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above).
7.    EFFECT OF CERTAIN TRANSACTIONS
(a)    Mergers, etc. Except as otherwise provided in an Award, the Administrator shall, in its sole discretion, determine the effect of a Covered Transaction on Awards, which determination may include, but is not limited to, taking the following actions:
(1)    Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption or continuation of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.
(2)    Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), then subject to Section 7(a)(5) below the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator may not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.
(3)    Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, continuation, substitution or cash-out, then subject to Section 7(a)(5) below the Administrator may provide that each Award requiring exercise will become fully exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section

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409A, the Award may not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.
(4)    Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than in Stock; and (iii) outstanding shares of Restricted Stock (which will be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below).
(5)    Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or the acceleration of exercisability of an Award under Section 7(a)(3) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.
(b)    Changes in and Distributions With Respect to Stock.
(1)    Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC 718, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.
(2)    Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422 and the requirements of Section 409A, where applicable.
(3)    Adjustment upon Extraordinary Cash Dividend. In the event of an extraordinary cash dividend by the Company, the Administrator, in its sole discretion, may, in lieu of any of the methods of adjustments set forth above, determine that the exercise price of outstanding

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Stock Options and SARs may be reduced by an amount equal to the per-share extraordinary cash dividend amount, provided, however, that the Administrator may, in its sole discretion, determine that a cash payment shall be made to a Participant holding a Stock Option or SAR partially or entirely in leu of such a reduction in exercise price on a per-share cent-for-cent basis.
(4)    Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.
(c)    Certain Transactions. Notwithstanding any of the foregoing, in the event of a transaction or reorganization that does not result in a Change in Control, the Board shall negotiate for, in good faith, the assumption, continuation or cash-out of outstanding Awards or for the grant of new awards in substitution therefor to the extent that the Company is not the surviving entity following such transaction or reorganization.
8.    LEGAL CONDITIONS ON DELIVERY OF STOCK
The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (ii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act or any applicable state or foreign securities laws. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.
9.    AMENDMENT AND TERMINATION
The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. In furtherance of the foregoing, the Administrator may, without stockholder approval, amend any outstanding Award requiring exercise to provide an exercise price (or base value, in the case of an SAR) per share that is lower than the then-current exercise price or base value per share of such outstanding Award (but not lower than the exercise price or base value at which a new Award of the same type could be granted on the date of such amendment). The Board may also, without stockholder approval, cancel any outstanding award (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Stock, including,

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in the case of a Award requiring exercise, a new Award having an exercise price (or base value, in the case of an SAR) per share that is lower than the then-current exercise price or base value per share of such outstanding Award (but not lower than the exercise price or base value at which a new Award of the same type could be granted on the date of such amendment), subject to the requirements of Section 6(b)(2) above. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code), as determined by the Administrator. This Plan amends and restates in its entirety the 2015 Equity Incentive Plan approved and adopted by the Board on October 30, 2015.
10.    OTHER COMPENSATION ARRANGEMENTS
The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.
11.    MISCELLANEOUS
(a)    Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.
(b)    Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.
12.    ESTABLISHMENT OF SUB-PLANS
The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.
13.    GOVERNING LAW

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(a)    Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable laws of the State of Delaware relating to the issuance of stock and the consideration to be received therefor.
(b)    Other Matters. Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12 or as provided in Section 13(a), the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
(c)    Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above- named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

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EXHIBIT A
Definition of Terms
The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:
“Administrator”: The Board, except that the Board may delegate its authority under the Plan to a committee of the Board (or one or more members of the Board), in which case references herein to the Board will refer to such committee (or members of the Board). The Board may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by applicable law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.
“Affiliate”: Any corporation or other entity that would be treated as an “Affiliate” of the Company under the terms of the Stockholders Agreement.
“Award”: Any or a combination of the following:
(i)Stock Options;
(ii)    SARs;
(iii)    Restricted Stock;
(iv)    Unrestricted Stock;
(v)    Stock Units, including Restricted Stock Units;
(vi)    Performance Awards; or
(vii)    Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.
“Board”: The Board of Directors of the Company.
“Cause”: In the case of any Participant who is party to an employment or severance- benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. will mean, as determined by the Administrator in its reasonable judgment, (i) a substantial failure of such Participant to perform such Participant’s duties and responsibilities to the Company or subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by such Participant of a felony or of any crime involving moral turpitude; (iii) the commission by such Participant of theft, fraud, embezzlement, material breach of trust or any material act of

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dishonesty involving the Company or any of its subsidiaries; (iv) a violation by such Participant of the code of conduct of the Company or its subsidiaries or of any other material policy of the Company or its subsidiaries, or of any statutory or common law duty of loyalty to the Company or its subsidiaries; (v) material breach of any of the terms of any agreement between the Company or subsidiaries and such Participant; or (vi) other conduct by such Participant that could be expected to be harmful to the business, interests or reputation of the Company. Any termination by the Company or its subsidiaries of such Participant Employment under clause (i) above, or under clause (iv) in respect of a breach that is susceptible of cure in the reasonable determination of the Company, shall require that such Participant shall have failed to cure all identified deficiencies and curable breaches to the reasonable satisfaction of the Company within ten (10) business days following written notice from the Company or its subsidiaries identifying such deficiencies and/or breaches; provided, that the foregoing notice and cure requirements shall not apply in the case of any termination by the Company or its subsidiaries for Cause that is based in whole or in part on clauses (ii), (iii), (iv) or (v), or on clause (vi) in respect of a breach that in the reasonable determination of the Company is not susceptible of cure.
“Change in Control”: Any transaction or series of transactions pursuant to which any person(s) or entity(ies) acquire(s) (i) capital stock of the Company possessing over 50% of the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) or the power to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company's capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise); or (ii) over 50% of the Company's assets determined on a consolidated basis; provided, that a Change in Control shall not be deemed to include an equity capital contribution by the Sponsor or its affiliates that causes it or them, in the aggregate, to possess more than 50% of the voting power of the Company after such equity capital contribution if the primary purpose of such equity capital contribution is to maintain the working capital, net worth or solvency of the Company, to effect a refinancing of the Company’s debt facility, or to effect the Company’s acquisition of the capital stock or assets of a third party.
“Closing Date”: May 22, 2015.
“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.
“Company”: Batman Holdings, Inc., a Delaware corporation.
“Compensation Committee”: The compensation committee of the Board.
“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined

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by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.
“Disability”: In the case of any Participant who is a party to an employment or severance-benefit agreement that contains a definition of “Disability,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Disability” will mean a disability that would entitle a Participant to long-term disability benefits under the Company’s long-term disability plan to which the Participant participates. Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable by reason of Disability, the term “Disability” will mean a disability described in Treas. Regs. Section 1.409A-3(i)(4)(i)(A).
“Employee”: Any person who is employed by the Company or by a subsidiary of the Company.
“Employment”: A Participant’s employment or other service relationship with the Company and its subsidiaries. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or one of its subsidiaries. If a Participant’s employment or other service relationship is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.
“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive Stock Option unless, as of the date of grant, it is expressly designated as an ISO.
“Participant”: A person who is granted an Award under the Plan.
“Performance Award”: An Award subject to specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of the Award.

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“Plan”: The Batman Holdings, Inc. 2015 Equity Incentive Plan as from time to time amended and in effect.
“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.
“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.
“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.
“Section 409A”: Section 409A of the Code.
“Section 422”: Section 422 of the Code.
“Securities Act”: Securities Act of 1933, as amended.
“Sponsor”: Bain Capital Partners, LLC, together with its related investment funds and any of their respective affiliates.
“Stock”: Common Stock of the Company, par value $0.001 per share.
“Stockholders Agreement”: The Stockholders Agreement dated as of May 22, 2015 by and among the Company and certain stockholders and Participants, as amended or modified from time to time.
“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.
“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.
“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

EXHIBIT B
Rollover Options

Date of Grant of Rollover Option	Shares of Stock Subject to Rollover Option
May 22, 2015	53,333.33
May 22, 2015	22,666.66
May 22, 2015	27,066.20
May 22, 2015	48,335.95
May 22, 2015	7,398.60

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